August 5, 2005

Dear Mr. Stremel,

John, thank you for your contribution to the success of EnergyConnect, Inc. (ECI) during the past several months.  We are pleased at this time to make an offer of employment by ECI under the terms outlined in this letter.  ECI is a pre-revenue start-up company engaged in introducing new concepts and new technology to the energy industry.  ECI is currently engaged in development and demonstration of several products in the PJM and California markets and introduction selected services on a national scale.

As Senior Vice President – Systems, commencing the date of execution below, you will become responsible for: (1) the development, testing, demonstration and operations of ECI systems, and (2) set-up and operation of interfaces with ECI customers including independent system operators, power suppliers, utilities, and similar entities.  Your primary reporting line will be to me, however, as a ground floor employee of a small rapidly growing company your duties and relationships will be diverse and changing.

The terms of the Non-Disclosure Agreement (NDA) dated February 10, 2005 are herby re-affirmed.  This position as a senior officer of ECI may require compliance with expected and potential financing arrangements that require non-compete and employment term commitments.  Agreement to such terms will not be unreasonably withheld.

Your initial responsibilities and duties are summarized in Appendix A.  The Parties recognize the new and unique nature of ECI products create uncertainties that may result in significant changes to the duties.  In the course of carrying out your duties you will be expected to:

•	Assure all stakeholders have appropriate input to system development and system operating decisions

•	Secure, monitor, and service contracts for development of systems and software.

•	Analyze and recommend courses of action beneficial to ECI.

•	Assist in the advancement of regulatory, operating, and market environment to assure the entry and growth of ECI products and services.

•	Budget and operate to budget for your areas of responsibility.

Initial compensation will be an annual salary of $180,000 paid monthly.  Along with other executives of ECI your will eligible for the annual incentive plan when established.  This plan will distribute bonus payments to employees base on company success.  Employment with ECI is “at will”.

Additionally, you are eligible to be a participant in one of the company stock option plan when established consistent with terms offered comparable executives in the company.  When this plan is completed it will provide grants of options for stock or phantom stock that will allow you to participate in the value generated by growth of the company consistent with appropriate vesting periods.  All such grants will be at the discretion of the CEO and subject to personal, department and company performance.

Notwithstanding the foregoing, ECI anticipates completing of a merger within a month following the date above.  Completing of the merger is expected to include adoption of a stock option plan.  Subject to the terms of the adopted stock option plan you will be granted initial options for 1% of the shares of the merged company.  If the merger is not completed ECI will establish an independent stock option plan and you will be granted equivalent options in the independent plan.

ECI will be establishing commercial office space in your area.  Until that time you will be working from your home.  ECI will reimburse you for out of pocket cost of an additional telephone line and associated costs for message center and equipment, additional computer equipment, software required, and other office expenses as needed and incurred.  Subject to appropriate documentation, ECI will reimburse you for all travel and out-of-pocket expense on behalf of the company.  You are eligible to participate, but not required to participate in the ECI medical plan.  Following the anticipated merger a cafeteria plan will be offered to all ECI employees.

Again, thank you for your interest.  We are looking forward to adding John Stremel to our team and we are confident you will be a great fit.  This offer will remain open for seven days from the date above.  If you have any questions please call me.  To accept this offer, please execute below and return the original to me by overnight mail.

Sincerely,

/s/ Rod Boucher

Rod Boucher
President

I, John P. Stremel, have read, understand, and agree with the terms and conditions of this offer letter.

By:	/s/ John Stremel
Date:	8/5/2005